UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 12, 2015

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
         ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.
Item 7.01   Regulation FD Disclosure.

Officers of Humana Inc. (the “Company”) will be meeting with investors and analysts at an industry conference on January 13, 2015.  During the meetings, the company intends to address its prospects and performance.  The Company will not opine on any financial results or expectations for 2014 or 2015 at this conference beyond those listed below since it is in the process of closing its books for 2014.

Medicare Advantage and Stand-alone Prescription Drug Plans (“PDP”) Enrollment

Based upon the results of the 2015 Medicare Annual Election Period, the Company now expects net membership gains of 300,000 to 350,000 for its individual Medicare Advantage plans for the year ending December 31, 2015, versus its previous projection of 235,000 to 255,000.   The Company has also revised its expectations for stand-alone PDP net membership gains for the same period to an increase of 400,000 to 450,000 versus its previous projection of 475,000 to 525,000.

Health Insurance Exchange Enrollment

Based upon results to date for the 2015 Healthcare Exchange open enrollment period, the Company is reaffirming its previous guidance for total commercial individual membership to be down approximately 80,000 to 90,000 for the year ending December 31, 2015 (membership expectation includes both on-exchange and off-exchange enrollment).

Medical Cost Trends

Humana is anticipating commercial group medical cost trend for the year ending December 31, 2015 in the range of 5.5 percent to 6.5 percent, versus corresponding medical cost trend of 4.5 percent to 5.0 percent through the first three quarters of 2014. Pharmacy cost expectations underlying these trend assumptions include higher costs versus the prior year associated with new treatments for Hepatitis C.  These cost trend estimates have been and continue to be used by the Company in setting its premium pricing for commercial groups sold or renewing for the year ending December 31, 2015.

The Company also included an increase in medical costs associated with new treatments for Hepatitis C in its Medicare bids filed for 2015 in the summer of 2014.

Earnings Estimate for 2015

The Company is reaffirming its previous 2015 earnings guidance of $8.50 to $9.00 per diluted common share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: /s/ Cynthia H. Zipperle Cynthia H. Zipperle Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated:           January 12, 2015